CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated December 28, 2010 on Dreyfus Diversified Global Fund, Dreyfus Diversified International Fund, Dreyfus Diversified Large Cap Fund, Dreyfus Emerging Asia Fund,  Dreyfus Greater China Fund and Dreyfus Satellite Alpha Fund for the fiscal year ended October 31, 2010 which is incorporated by reference in Post-Effective Amendment No. 62 to the Registration Statement (Form N-1A 33-44254 and 811-6490) of Dreyfus Premier Investment Funds, Inc.

                                                                                                ERNST & YOUNG LLP

New York, New York

February 23, 2011